CONFIRMING STATEMENT

This Statement confirms that the undersigned, Lauren Zalaznick, has authorized and designated each of Harris Black, Eric J. Dale, Jamere Jackson, William Bradley, Tiffany Beverley and Jeffrey Charlton to execute and file on the undersigned's behalf such forms that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Nielsen Holdings plc
(i) pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, including without limitation, statements on Form 3, Form 4 and Form 5 (including any amendments thereto) and (ii) in connection with any applications for EDGAR access codes, including without limitation, the Form ID. The authority of Harris Black, Eric J. Dale, Jamere Jackson, William Bradley, Tiffany Beverley and Jeffrey Charlton under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of Nielsen Holdings plc, unless earlier revoked in writing. The undersigned acknowledges that Harris Black, Eric
J. Dale, Jamere Jackson, William Bradley, Tiffany Beverley and Jeffrey Charlton are not assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.



By:	/s/ Lauren Zalaznick
Name:   Lauren Zalaznick
Date:     April 28, 2016